Exhibit 99.2
Progressive Announces Management Changes

MAYFIELD VILLAGE, OHIO – June 17, 2026 – The Progressive Corporation (NYSE:PGR) (the “Company”) announced that Pat Callahan intends to retire from his role as the Company’s Personal Lines President after almost 24 years with the Company. Mr. Callahan will continue to serve in his current role until January 2027, and will continue to advise the Company on a part-time basis afterward. The Company will conduct an internal search for Mr. Callahan’s successor.

To support a smooth transition, Lori Niederst, currently CRM President, will move into a newly created role of Chief Personal Lines Officer, overseeing Personal Lines and CRM operations. Heather Day, currently General Manager, Customer Experience Strategy in the CRM organization, will move into the CRM President role in July.

“Pat has been a critical force behind our growth to an $80 billion company while consistently achieving our goal of a 96 combined ratio. He has been an incredible teacher, partner and mentor to me, and I appreciate that he will continue to advise me and my team after he retires from his current role,” said Tricia Griffith, the Company’s Chief Executive Officer, “At the same time, I am excited about the future. Lori brings a wealth of experience to her new role, having been CRM President and Chief Human Resources Officer, and having held HR roles in Claims. Having time to learn from Pat will round out her experiences. Heather stepping into the CRM President role will provide consistency for that organization and an opportunity for her to continue to grow and develop. Progressive has focused for many years on employee growth and development, which helps create the strong and deep bench of talent that allows for orderly transitions in our senior leadership roles,” Mrs. Griffith added.
About Progressive
Progressive Insurance® makes it easy to understand, buy and use car insurance, home insurance, and other protection needs. Progressive offers choices so consumers can reach us however it’s most convenient for them — online at progressive.com, by phone at 1-800-PROGRESSIVE, via the Progressive mobile app, or in-person with a local agent.
Progressive provides insurance for personal and commercial autos and trucks, motorcycles, boats, recreational vehicles, and homes; it is a leading seller of personal auto, commercial auto, motorcycle, and boat insurance, and one of the top 15 homeowners insurance carriers in the United States.
Founded in 1937, Progressive continues its long history of offering shopping tools and services that save customers time and money, like Name Your Price®, Snapshot®, and HomeQuote Explorer®.
The Common Shares of The Progressive Corporation, the Mayfield Village, Ohio-based holding company, trade publicly at NYSE: PGR.

Company Contact:
Julianna Paterra
(231) 600-3060
investor_relations@progressive.com

The Progressive Corporation
300 North Commons Blvd.
Mayfield Village, Ohio 44143
http://www.progressive.com